CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE

1. **Parties.** This CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE (the "Agreement") is made and entered into effective as of August 1, 2020 by and between David Vanderveen ("Vanderveen") (for Vanderveen, his family, beneficiaries, and anyone acting on his behalf), and New Age Beverages Corporation (now known as "NewAge, Inc."), including its predecessors and successors in interest, parents, subsidiaries, affiliated entities and/or persons, assignees, past, present or future officers, directors, employees, partners, shareholders, agents, insurers, and legal representatives, ("Company") (Vanderveen and the Company are referred to collectively herein as the "Parties," and individually as a "Party").

2. **Recitals**. The Parties desire, without any concession or admission of unlawful conduct, liability, fault, or wrongdoing by either Party, to effect a full, complete, final, and binding settlement and compromise of all claims that Vanderveen has, had, may have, or may have had against the Company through the date of this Agreement.

3. **Consideration.** If Vanderveen executes this Agreement and if he does not rescind it as provided below, in complete and final settlement of any and all claims that Vanderveen has, had, may have, or may have had against the Company, subject to the terms herein, and in exchange for the promises made by and in consideration for all of the terms entered into by Vanderveen in this Agreement, the Company agrees that it will provide the following consideration:

   a. A check in the gross amount of $400,000.00 (four hundred thousand dollars), minus applicable deductions and withholdings as required by law and based on the W-4 form on file for Vanderveen, made payable to "David Vanderveen," in settlement of Vanderveen's claims for alleged lost wages. In connection with this payment, the Company will issue an IRS Form W-2 to Vanderveen in the regular course of business. This check shall be delivered to Vanderveen c/o Geniene B. Stillwell, Stillwell Law Office, P.C., 1590 South Coast Highway, Suite 8, Laguna Beach, CA 92651 within fourteen (14) days of Vanderveen's execution of this Agreement provided he does not rescind his execution.

   b. Salary continuation in the amount of $4,423.08 per week paid by direct deposit in regular payroll periods until the earlier of (1) Sixty-five (65) weekly salary continuation payments have been completed (for clarity this is 32.5 bi-weekly payroll payments) or (2) Vanderveen secures new employment. The Company's obligation to provide these salary continuation payments will cease immediately in the same calendar week that Vanderveen begins new employment. These salary continuation payments will be subject to normal taxes and withholdings and will be in settlement for Vanderveen's asserted future lost wages. In connection with these payments, the Company will issue an IRS Form W-2 to Vanderveen in the regular course of business.

   c. The Company will provide Vanderveen paid continued insurance benefits under COBRA for a period of up to 18 months following his execution of this Agreement, subject to the conditions, restrictions, and limits of the policy or plan as the

Company may amend from time to time. Notwithstanding the foregoing, Vanderveen's eligibility to participate in the Company's COBRA will cease when Vanderveen becomes eligible for coverage under another group health plan after securing new employment. In no case will Vanderveen's COBRA extend more than 18 months from the execution of this agreement.

d. Subject to Vanderveen's agreement to certain terms and conditions, the Company will enter into a Consulting Agreement in a form substantially similar to that attached as Exhibit A, pursuant to which Vanderveen, as an independent contractor, will be compensated at a rate of $22,500 per month for a period of six months in exchange for his providing consulting services as requested by the Company, up to a maximum of 20 hours per week. This Consulting Agreement may be extended by mutual written agreement of the parties and will have a 30-day cancelation period.

e. As stated in the Consultant Agreement, the Company will pay to Vanderveen a finder's fee of one percent (1%) of the total acquisition price for any business Vanderveen presents, and the Company accepts as a potential acquisition candidate, during the term of his consulting agreement, which business the Company actually acquires within six months of Vanderveen's conclusion of consulting services for the Company. Additionally, should the Company use financing that Vanderveen sources for any such transaction, the Company will pay Vanderveen another one percent (1%) of the total acquisition price.

f. Vanderveen has in his possession certain restricted NBEV shares and stock options that were to incrementally vest over a three-year period. Of those restricted shares and options: (1) 41,250 shares of NBEV stock are hereby fully vested; (2) 41,250 NBEV options with an exercise price of $1.77 are hereby fully vested, said options will expire one year after execution of this agreement; and (3) 1,650 NBEV options with an exercise price of $1.77 are hereby fully vested, said options will expire one year after execution of this agreement. Any and all claimed rights to other NBEV restricted shares and options are hereby surrendered by Vanderveen.

g. Vanderveen shall return all Company property in his possession (or in the possession of his family or agents) including, without limitation, computer files, equipment, keys, passes, credit cards, customer lists, sales materials, manuals, software and codes, and all documentation (and all copies thereof) dealing with the finances, operations and activities of the Company, its clients, customers, employees or suppliers.

h. Vanderveen may keep the laptop and phone the Company provided to him. Vanderveen will assume responsibility for maintaining both devices and obtaining any service plans and operational software licenses related to them. Vanderveen also may keep the company car he was allowed to use which is already titled in his name. The current fair market value of the car will be treated as income to him, subject to normal taxes and withholdings.

i. Vanderveen agrees to cooperate reasonably with the Company and its legal advisors, at Company's request, direction and reasonable cost, in connection with: (i) any business matters in which you were involved during his employment; or (ii) any existing or potential claims, investigations, administrative proceedings, lawsuits and other legal and business matters which arose during his employment.

Vanderveen hereby acknowledges and agrees that he is solely responsible for all tax obligations, if any, including but not limited to all reporting and payment obligations that may arise as a consequence of the consideration paid to him under this Agreement (or any part thereof). Vanderveen hereby agrees to indemnify and hold the Companies harmless from any and all liability for taxes, interest, or penalties assessed by any taxing authority arising due to the payment of his taxes, but not limited to, FICA, federal, state, or local income tax, contributions for Medicare and social security taxes, and for any other tax or contribution of any sort.

The Parties warrant that they are not aware of any attorneys' or other liens affecting these payments.

4. Vanderveen's Waiver and Release of All Claims. In consideration of the payments and other promises referenced Paragraph 3, Vanderveen compromises, releases, and settles all claims he has, had, may have, or may have had against the Company, including but not limited to, all claims related to Vanderveen's employment by the Company and the termination of that employment, any claims for breach of any implied or express contract or covenant; claims for promissory estoppel; claims of entitlement to any pay (other than the consideration described in Paragraph 3); claims of wrongful denial of insurance and employee benefits; claims for failure to hire, public policy violations, defamation, invasion of privacy, fraud, misrepresentation, emotional distress, assault/battery, or other common law or tort matters; claims of harassment, retaliation or discrimination based on age, race, color, religion, sex, national origin, ancestry, physical or mental disability, medical condition, marital status, sexual preference, union activity, or veteran status; claims for unfair competition; claims based on legal restrictions on the Companies' rights to terminate, not to hire or promote employees, or to change an employee's compensation; and claims based on any federal, state or other governmental statute, regulation or ordinance, including, without limitation: the California Labor Code; the California Fair Employment and Housing Act, Cal. Govt. Code §12900, *et seq.*; 42 U.S.C. §1981; the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621 *et seq.*; Title VII of the Civil Rights Act of 1964; 18 U.S.C. §242; 42 U.S.C. §12181; 5 §2301 and 2302; 38 U.S.C. §4301; the Uniformed Services Employment and Reemployment Rights Act of 1994; the Equal Pay Act, 29 U.S.C. § 206(d)(1); the Family and Medical Leave Act; the Americans with Disabilities Act (as amended); the Labor Management Relations Act; the Fair Pay Act, and the Employee Retirement Income Security Act ("ERISA"). Vanderveen represents that he has no pending charges, claims, litigation, complaints, or lawsuits against the Company but, if he did, Vanderveen agrees to dismiss those claims with prejudice. Vanderveen hereby waives his right to participate and agrees not to participate in any class, collective, or representative action against the Company. The scope of persons, entities, and causes of action, that Vanderveen is releasing is to be interpreted as broadly as possible.

This Release excludes: (i) any claims which Vanderveen may make under state workers'

compensation or unemployment laws; (ii) any claims for unemployment benefits; (iii) any claims for vested retirement benefits and (iv) ANY RIGHTS WHICH BY LAW VANDERVEEN CANNOT WAIVE, such as but not limited to the right to enforce this Agreement or to file a charge or complaint with the California Department of Fair Employment and Housing ("DFEH"), the U.S. Equal Employment Opportunity Commission ("EEOC"), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission ("Government Agencies"). Vanderveen further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Companies. This Agreement also does not limit Vanderveen's right to receive an award for information provided to any Government Agencies, except that Vanderveen is waiving his right to recover damages associated with any charge or complaint he files with the DFEH or EEOC.

a. ***Release of Unknown Claims***. For the purpose of implementing a full and complete release, Vanderveen expressly acknowledges that the release he gives in this Agreement is intended to include in its effect, without limitation, claims that he did not know or suspect to exist in his favor at the time of the effective date of this Agreement, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement of this matter, and that the consideration given under the Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims.

b. ***Section 1542 Waiver.*** Vanderveen agrees that all of his rights under Section 1542 of the Civil Code of the State of California that are related or in any manner incidental to the matters encompassed by this Agreement are hereby waived. Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Vanderveen assumes all risks attendant to release of the claims contemplated by the Agreement heretofore or hereafter arising which are unknown, unforeseen, or latent, and understands and acknowledges the significance and consequences of such specific waiver of Section 1542. Vanderveen further acknowledges and agrees that he is giving up the right to engage in further investigation and discovery, which investigation/discovery could disclose further claims against the Company, including claims that it has concealed activities or omissions that would give rise to additional claims or remedies, and hereby expressly and voluntarily waives any and all such rights.

5. Procedure for Accepting and Rescinding Agreement. Vanderveen acknowledges and represents that he is hereby advised to consult with an attorney prior to executing this Agreement.

Vanderveen acknowledges and represents that Vanderveen has had the opportunity to consult with an attorney before signing this Agreement, and Vanderveen either has done so, or has voluntarily chosen not to consult with an attorney. Vanderveen acknowledges and represents that this Agreement is written in a manner which is understandable and that this Agreement is entered into under Vanderveen's own free will and without duress or coercion from any person or entity.

Vanderveen understands that he has 21 days from the day that he receives this Agreement, not counting the day on which he receives it, to consider whether he wishes to sign this Agreement. If he signs this Agreement before the end of the 21-day period, it will be his voluntary decision to do so because he has that he does not need any additional time to decide whether to sign this Agreement. Vanderveen further understands that he may rescind this Agreement at any time within seven days after he signs it, not counting the day on which he signs it. This Agreement will not become effective or enforceable unless and until the seven-day rescission period has expired without Vanderveen's rescinding it.

To accept the terms of this Agreement, Vanderveen must deliver the Agreement, after he has signed and dated it, to the Company by mail or email within the 21-day period that he has to consider this Agreement. To rescind his acceptance, he must deliver a written, signed statement that he rescinds his acceptance to the Company by mail or email within the seven-day rescission period. All deliveries must be made to the Company at the following address:

NewAge, Inc.
2420 17th Street, Suite 220
Denver, CO 80202
Attention: Gregory A. Gould

If Vanderveen chooses to deliver his acceptance or the rescission of his acceptance by mail, it must be:

(1) postmarked within the period stated above; and
(2) properly addressed to the Company at the address stated above.

6. **Non-Disclosure/Confidentiality**. Vanderveen agrees that the existence of this Agreement, the substance of this Agreement, and the terms of this Agreement shall be kept strictly confidential forever. Vanderveen may disclose the amount of the payments made to him under this Agreement and the terms of the Agreement to his legal advisors, tax advisors, financial advisors, banks, and spouse, if any, each of whom must be informed of and agree to be bound by the confidentiality provisions contained in this Agreement. In response to any inquiry concerning the allegations made by Vanderveen, this Agreement, or the general status of the dispute, the Parties agree to state only: "The matter has been resolved" or words to that effect.

7. **Non-Disparagement**. Vanderveen agrees that he will not make defamatory statements, either oral or written, or take any other action, except under court order, that disparages the Company or reflects negatively on the Company's business operations, products and services, employees, or management. Company agrees that it, and specifically its agents Brent D. Willis, Gregory A. Gould, will not make defamatory statements, either oral or written, or take any other action, except under court order, that disparages or reflects negatively on Vanderveen.

8. Non-Solicitation. Vanderveen covenants and agrees that, for a period of 15 months following the Separation of Employment, he will not on behalf of himself or directly or indirectly through another person or entity (including without limitation as a proprietor, owner, principal, agent, partner, officer, director, stockholder, employee, manager, member, consultant or otherwise):

(i) solicit, divert, take away, or otherwise attempt in any manner to solicit, divert, or take away, the business of any customer, supplier, or other business relation of the Company (including but not limited to Independent Product Consultants, IPCs), that Employee knows, or reasonably should know, is a customer, supplier, or other business relation of the Company, or in any way interfere with the relationship between any such customer, supplier or other business relation and the Company (including, without limitation, inducing such person or entity to cease doing business with the Company, or making any negative statements or communications about the Company); or

(ii) solicit or induce to leave the Company (either on Employee's behalf or on behalf of any other person) any person who Employee knows, or reasonably should know, is then an employee, consultant or contractor of the Company or who was an employee, consultant or contractor of the Company at any time during the six-month period immediately preceding the Separation of Employment.

9. Medicaid. Vanderveen represents that he is not nor has he ever been a Medicaid recipient. Medicaid has not made any payment for any medical expense or prescription expense related to Vanderveen's claims. As part of this settlement, Vanderveen agrees to indemnify, defend, and hold the Company harmless against and from any such Medicaid reimbursement claims.

10. Applicable Law. This Agreement shall be interpreted under federal law if that law governs, and otherwise under the laws of Colorado, without regard to its choice of law provisions.

11. Advice of Attorney. Each Party warrants and represents that in executing this Agreement, such Party has had the opportunity (at their discretion) to have the terms of this Agreement and its consequences completely explained to such Party by an attorney, and that each Party fully understands the terms and consequences of this Agreement even if that Party chooses not to have the Agreement reviewed by an attorney.

12. Entire Agreement / Modification / Severability. This Agreement sets forth the entire agreement between Vanderveen and the Company regarding the Parties' settlement, and supersedes any other written or oral understandings regarding the subject matter of this Agreement, including the superseding of that certain Employment Agreement effective as of May 8, 2020 and all its clauses including the non-competition clause. The Parties agree that if any phrase, clause, or provision of this Agreement is declared to be illegal, invalid, or unenforceable by a court of competent jurisdiction, such phrase, clause, or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. If any phrase, clause, or provision in this Agreement is deemed to be unreasonable, onerous, or unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permissible within reasonable bounds.

deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. If any phrase, clause, or provision in this Agreement is deemed to be unreasonable, onerous, or unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permissible within reasonable bounds.

Agreed to by:

David Vanderveen

4 Sept 2020
Date

NEW AGE BEVERAGES CORPORATION

Brent D. Willis, its CEO

9/4/2020
Date